EXHIBIT 99.1

Fastenal Company Reports 2012 Third Quarter Earnings

WINONA, Minn., Oct. 11, 2012 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended September 30, 2012. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands. Share and per share information in this document has been adjusted to give effect to the two-for-one split of our common stock in May 2011.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the period ended September 30:

	Nine-month period			Three-month period
	2012	2011	Change	2012	2011	Change
Net sales	$ 2,376,342	2,069,055	14.9%	$ 802,577	726,742	10.4%

Pre-tax earnings	$ 516,004	434,312	18.8%	$ 175,836	155,319	13.2%

% of sales	21.7%	21.0%		21.9%	21.4%

Net earnings	$ 321,820	270,458	19.0%	$ 109,320	96,798	12.9%

Net earnings per share (basic)	$ 1.09	0.92	18.5%	$ 0.37	0.33	12.1%

Note: The three month period ended September 30, 2012 contained 63 business days; however, the same period in 2011 contained 64 business days. Our reported sales for the quarter grew 10.4% as noted above; when adjusted for the number of business days, our daily sales growth was 12.2% in the quarter. On a sequential basis in 2012, the first, second, and third quarters had 64, 64, and 63 business days respectively; and our daily sales average was $12,014, $12,576, and $12,739, respectively.

On September 30, 2012, we had 2,650 stores. During the first nine months of 2012, we opened 73 new stores, an increase of 2.8% since December 2011 (we opened 94 new stores in the same period of 2011). On September 30, 2012, we operated 17,013 FAST SolutionsSM (industrial vending) machines. During the first nine months of 2012, we installed 9,560 new machines, an increase of 128.3% since December 2011 (we installed 3,717 machines in the same period of 2011). On September 30, 2012, we had 15,431 employees, an increase of 1.7% since December 2011.

Similar to previous quarters, we have included comments regarding several aspects of our business:

  Monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.
  Growth drivers of our business – a recap of how we grow our business.
  Profit drivers of our business – a recap of how we increase our profits.
  Statement of earnings information – a recap of the components of our income statement.
  Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.

While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost to manage and procure these products can be significant, and (6) the cost to move these products, many of which are bulky, can also be significant.

Our motto is Growth through Customer Service. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to the customer. We believe our ability to grow is amplified if we can service our customer at the closest economic point of contact.

The concept of growth is simple, find more customers every day and increase your activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we build a great machine behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund the growth and to support the needs of our customers.

MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days (in the United States) in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During the months in 2012, 2011, and 2010, all of our selling locations, when combined, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	21.3%	20.0%	19.3%	17.3%	13.1%	14.0%	12.1%	12.0%	12.9%
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%	22.4%	20.0%	18.8%	21.4%	22.2%	21.2%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%

The growth in the first three months of 2012 generally continued the relative strength we saw in 2011 and in most of 2010. The April to June 2012 time frame experienced a reduction in our daily sales growth rate as the market we sell into slowed (see further discussion in sequential trends and end market performance). This slow down continued into the July to September 2012 time frame. The change in currencies in foreign countries (primarily Canada) relative to the United States dollar lowered our daily sales growth rate by 0.3% during the first nine months of 2012 (this lowered growth in the first, second, and third quarters was 0.1%, 0.4%, and 0.2% respectively). This was a sharp contrast to 2011 and 2010, when changes in foreign currencies increased our growth in the first nine months by 0.9% and 0.3%, respectively.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2012 group – opened 2010 and earlier, 2011 group – opened 2009 and earlier, and 2010 group – opened 2008 and earlier) represent a consistent 'same-store' view of our business. During the months in 2012, 2011, and 2010, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	18.8%	17.1%	16.8%	14.5%	10.1%	11.1%	9.1%	8.6%	9.8%
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%	18.7%	16.5%	15.2%	18.0%	18.5%	17.5%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2012 group – opened 2007 and earlier, 2011 group – opened 2006 and earlier, and 2010 group – opened 2005 and earlier). This group is more cyclical due to the increased market share they enjoy in their local markets. During the months in 2012, 2011, and 2010, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	17.4%	15.8%	15.7%	13.7%	9.0%	10.2%	8.3%	7.9%	8.5%
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%	17.3%	15.2%	14.5%	17.0%	17.4%	16.9%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in 2012, 2011, and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2012', '2011', and '2010' lines represent our actual sequential daily sales changes. The '12Delta', '11Delta', and '10Delta' lines indicate the difference between the 'Past' and the actual results in the respective year.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative change from Jan. to Sept.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%	15.9%
2012	-0.3%	0.5%	6.4%	-0.8%	0.5%	2.5%	-2.7%	1.3%	4.3%		12.5%
12Delta	-1.2%	-2.8%	3.5%	-0.5%	-2.9%	-0.3%	-0.4%	-1.3%	1.7%		-3.4%
2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%	-1.0%	1.4%	3.4%	0.7%	20.8%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%	1.3%	-1.2%	0.8%	1.4%	4.9%
2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%	20.8%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%	4.9%
(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Several observations stand out while viewing the 2012 sequential pattern: (1) The direction of the historical sequential pattern (increased daily sales on a sequential basis in February, March, May, June, August, and September and decreased daily sales on a sequential basis in April and July) has played out each month; however, the cumulative growth in the daily sales from January to September has fallen short of the benchmark figure and of the actual results in 2011 and 2010. (2) The magnitude of the February and May '12Delta' of approximately -2.8% was similar. This fact, as well as the choppiness of the year in general, has caused us to approach the year with a conservative tone. (3) The weakness in the first eight months of 2012 was amplified by changes in foreign currencies (primarily Canada) relative to the U.S. dollar.

END MARKET PERFORMANCE:

Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual
2012	20.3%	15.8%	14.0%
2011	15.5%	18.5%	18.3%	21.0%	20.0%
2010	15.7%	29.8%	30.6%	17.7%	22.4%

Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.

In the second and third quarters of 2012, the decrease in the rate of growth was more pronounced in our industrial production business. This is in sharp contrast to the first quarter of 2012 where the growth was more pronounced in the industrial production business, a trend that had also existed in 2011 and 2010. The first quarter and prior quarters were a direct counter to the 2009 contraction, which was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business.

The best way to understand the change in our industrial production business is to examine the results in our fastener product line. In the first three months of 2012, the daily sales growth in our fastener product line was approximately 15.4%. This dropped to 10.5%, 6.1%, and 8.6% in April, May, and June, respectively, and averaged 6.0% in the third quarter. By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. In the first three months of 2012, the daily sales growth in our non-fastener business was approximately 25.1%. This dropped to 24.4%, 19.0%, and 19.6% in April, May, and June, respectively, and averaged 18.0% in the third quarter.

The patterns related to the industrial production business, as noted above, are influenced by the movements noted in the Purchasing Manufacturers Index ('PMI') published by the Institute for Supply Management (http://www.ism.ws/), which is a composite index of economic activity in the manufacturing sector. The PMI in 2012, 2011, and 2010 was as follows:

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	54.1	52.4	53.4	54.8	53.5	49.7	49.8	49.6	51.5
2011	59.9	59.8	59.7	59.7	54.2	55.8	51.4	52.5	52.5	51.8	52.2	53.1
2010	56.7	55.8	59.3	59.0	58.8	56.0	55.7	57.4	56.4	57.0	58.0	57.3

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual
2012	17.1%	12.7%	8.2%
2011	17.7%	15.8%	15.8%	17.4%	17.1%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%

A graph of the sequential daily sales trends to these two end markets in 2012, 2011, and 2010, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

GROWTH DRIVERS OF OUR BUSINESS

We grow by continuously adding customers and by increasing the activity with each customer. We believe this growth is enhanced by our close proximity to our customers, which allows us to provide a range of services and product availability that our competitors can't easily match. Historically, we expanded our reach by opening stores at a very fast pace. These openings were initially in the United States, but expanded beyond the United States beginning in the mid 1990's.

In our first ten years of being public (1987 to 1997), we opened stores at a rate approaching 30% per year.  In the next ten years, we opened stores at an annual rate of approximately 10% to 15% and, over the last five years, at a rate of approximately 3% to 8% (we currently expect approximately 85 stores in 2012, or approximately 3.3%).  As we gained proximity to more customers, we continued to diversify our growth drivers – this was done to provide existing store personnel with more tools to grow their business organically – the results of this are reflected in our earlier discussion on sales growth at stores opened greater than five years. In the early 1990's, we began to expand our product lines, and we added new product knowledge to our bench. This was our first big effort to diversify our growth drivers. The next step began in the mid to late 1990's when we began to add sales personnel with certain specialties or focus. This began with our National Accounts group in 1995, and, over time, has expanded to include individuals dedicated to: (1) sales related to our internal manufacturing division, (2) government sales, (3) internet sales, (4) specific products (most recently metal working), and (5) FAST SolutionsSM (industrial vending).  Another step occurred at our sales locations (this includes Fastenal stores as well as strategic account stores and in-plant locations) and at our distribution centers, and began with a targeted merchandising and inventory placement strategy that included our 'Customer Service Project' approximately ten years ago and our 'Master Stocking Hub' initiative approximately five years ago. This strategy allowed us to better target where to stock certain products (local store, regional distribution center, master stocking hub, or supplier) and allowed us to improve our fulfillment and our ability to serve a broader range of customers.

Our FAST SolutionsSM (industrial vending) operation is a rapidly expanding component of our business.  We believe industrial vending is the next logical chapter in the Fastenal story, we also believe it has the potential to be transformative to industrial distribution, and that we have a 'first mover' advantage. We are investing aggressively to maximize this advantage. At our investor day in May 2011, we discussed our progress with industrial vending. In addition to our discussion regarding progress, we discussed our goals with the rollout of the industrial vending machines. One of the goals we identified related to our rate of 'machine signings' (the first category below) – our goal was simple, sign 2,500+ machines per quarter (or an annualized run rate of 10,000 machines). In 2012, we hit our annual goal of 10,000 machines during July, and the momentum has continued as we finished the third quarter. We intend to continue our aggressive push with industrial vending in 2013 and, to this end, expect to open approximately 50 - 100 stores in 2013, or an annual rate of new store openings of 2% to 4%. In addition, during 2012 we developed plans to (1) reinvigorate our fastener growth and to (2) improve the performance (growth) at under-performing locations.

The following table includes some statistics regarding our industrial vending business:

		Q1	Q2	Q3	Q4
Number of vending machines in contracts signed during the period[1]	2012	4,568	4,669	5,334
	2011	1,405	2,107	2,246	2,084
	2010	257	420	440	792
Cumulative machines installed[2]	2012	9,798	13,036	17,013
	2011	2,659	3,867	5,642	7,453
	2010	892	1,184	1,515	1,925
Percent of total net sales to customers with vending machines[3]	2012	17.8%	20.8%	23.2%
	2011	8.9%	10.5%	13.1%	15.7%
	2010	3.4%	4.6%	6.1%	7.5%
Daily sales growth to customers with vending machines[4]	2012	33.9%	34.3%	32.9%
	2011	50.6%	43.9%	42.5%	40.7%
	2010	37.4%	54.0%	56.4%	60.2%
[1]This represents the gross number of machines signed during the quarter, not the number of contracts.
[2]This represents the number of machines installed and dispensing product on the last day of the quarter.
[3]The percentage of total sales (vended and traditional) to customers currently using a vending solution.
[4]The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the comparable period in the preceding year.

We are pleased with the increases in the number of vending machine contracts signed, and with our ability to install machines. We increased our installed machine base by 3,977 machines (17,013 versus 13,036) in the third quarter of 2012, by 1,775 machines (5,642 versus 3,867) in the third quarter of 2011, and by 331 machines (1,515 versus 1,184) in the third quarter of 2010.

PROFIT DRIVERS OF OUR BUSINESS

We grow our profits by continuously working to grow sales and to improve our relative profitability. We also grow our profits by allowing our inherent profitability to shine through – we refer to this as the 'pathway to profit'. The distinction is important.

We achieve improvements in our relative profitability by increasing our gross margin, by structurally lowering our operating expenses, or both. We advance on the 'pathway to profit' by increasing the average store size (measured in terms of monthly sales), and by allowing the changing store mix to improve our profits. This is best explained by comparing the varying profitability of our 'traditional' stores in the table below. The average store size for the group, and the average age, number of stores, and pre-tax earnings data by store size for the third quarter of 2012, 2011, and 2010, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended September 30, 2012				Average store sales = $88,337

$0 to $30,000	4.2	252	9.5%	-14.2%
$30,001 to $60,000	7.3	795	30.0%	12.7%
$60,001 to $100,000	10.0	767	28.9%	22.2%
$100,001 to $150,000	12.0	420	15.8%	25.7%
Over $150,000	15.1	305	11.5%	29.4%
Strategic Account/Overseas Store		111	4.2%
Company Total		2,650	100.0%	21.9%

Three months ended September 30, 2011				Average store sales = $82,724
$0 to $30,000	3.5	319	12.4%	-12.6%
$30,001 to $60,000	7.0	816	31.8%	13.3%
$60,001 to $100,000	9.4	712	27.7%	22.4%
$100,001 to $150,000	11.7	375	14.6%	26.5%
Over $150,000	14.9	257	10.0%	28.5%
Strategic Account/Overseas Store		87	3.4%
Company Total		2,566	100.0%	21.4%

Three months ended September 30, 2010				Average store sales = $71,603
$0 to $30,000	3.8	414	16.9%	-11.0%
$30,001 to $60,000	6.8	893	36.4%	13.2%
$60,001 to $100,000	9.4	590	24.1%	22.7%
$100,001 to $150,000	11.8	322	13.1%	26.0%
Over $150,000	15.6	163	6.6%	27.7%
Strategic Account/Overseas Store		71	2.9%
Company Total		2,453	100.0%	20.0%
Note – Amounts may not foot due to rounding difference.

When we originally announced the 'pathway to profit' strategy in 2007, our goal was to increase our pre-tax earnings, as a percentage of sales, from 18% to 23%. This goal was to be accomplished by slowly moving the mix from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000, these groups represented 76.5% of our store base in the first three months of 2007, the last quarter before we announced the 'pathway to profit') to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000, these groups represented 56.3% of our store base in the third quarter of 2012) and by increasing the average store sales to approximately $125,000 per month. The weak economic environment in 2009 caused our average store size to decrease, and consequently lowered our level of profitability; however, subsequent to this period we improved our gross margin and structurally lowered our operating expenses. This improvement allowed us to amplify the 'pathway to profit' and effectively lowered the average store size required to hit our 23% goal. Today we believe we can accomplish our 'pathway to profit' goal with an average store size of approximately $100,000 to $110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

Store Count and Full-Time Equivalent (FTE) Headcount – The table that follows highlights certain impacts on our business of the 'pathway to profit' since its introduction in 2007.  Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the table that follows, we refer to our 'store' net sales, locations, and personnel. When we discuss 'store' net sales, locations, and personnel, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, the typical format in the United States or Canada, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2011 annual report on Form 10-K. Strategic account stores are stores that are focused on selling to a group of large customers in a limited geographic market. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) the portion of our internally manufactured product that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.

The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1 2007	Q3 2008	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012

Total net sales reported	$ 489,157	$ 625,037	$ 726,742	$ 697,804	$ 768,875	$ 804,890	$ 802,577
Less: Non-store sales (approximate)	40,891	57,267	88,500	86,737	92,459	98,735	100,124
Store net sales (approximate)	$ 448,266	$ 567,770	$ 638,242	$ 611,067	$ 676,416	$ 706,155	$ 702,453
% change since Q1 2007		26.7%	42.4%	36.3%	50.9%	57.5%	56.7%
% change (twelve months)		17.5%	21.1%	21.0%	20.2%	14.6%	10.1%

Percentage of sales through a store	92%	91%	88%	88%	88%	88%	88%

Average monthly sales per store	$ 72	$ 82	$ 83	$ 79	$ 86	$ 89	$ 88
(using ending store count)
% change since Q1 2007		13.9%	15.3%	9.7%	19.4%	23.6%	22.2%
% change (twelve months)		9.3%	15.3%	16.2%	16.2%	11.3%	6.0%

	Q1 2007	Q3 2008	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012

Store locations - quarter end count	2,073	2,300	2,566	2,585	2,611	2,635	2,650
% change since Q1 2007		11.0%	23.8%	24.7%	26.0%	27.1%	27.8%
% change (twelve months)		7.2%	4.6%	3.8%	3.5%	3.0%	3.3%

Store personnel - absolute headcount	6,849	9,123	10,057	10,328	10,486	10,637	10,604
% change since Q1 2007		33.2%	46.8%	50.8%	53.1%	55.3%	54.8%
% change (twelve months)		17.9%	16.4%	14.1%	12.2%	9.3%	5.4%

Store personnel - FTE	6,383	8,280	8,629	8,684	8,900	9,126	9,244
Non-store selling personnel - FTE	616	599	920	953	998	1,054	1,066
Sub-total of all sales personnel - FTE	6,999	8,879	9,549	9,637	9,898	10,180	10,310

Distribution personnel-FTE	1,646	1,904	1,830	1,820	1,815	1,881	1,887
Manufacturing personnel - FTE [1]	316	340	513	516	527	545	544
Administrative personnel-FTE	767	805	811	796	796	794	808
Sub-total of non-sales personnel - FTE	2,729	3,049	3,154	3,132	3,138	3,220	3,239

Total - average FTE headcount	9,728	11,928	12,703	12,769	13,036	13,400	13,549

% change since Q1 2007
Store personnel - FTE		29.7%	35.2%	36.0%	39.4%	43.0%	44.8%
Non-store selling personnel - FTE		-2.8%	49.4%	54.7%	62.0%	71.1%	73.1%
Sub-total of all sales personnel - FTE		26.9%	36.4%	37.7%	41.4%	45.4%	47.3%

Distribution personnel-FTE		15.7%	11.2%	10.6%	10.3%	14.3%	14.6%
Manufacturing personnel-FTE [1]		7.6%	62.3%	63.3%	66.8%	72.5%	72.2%
Administrative personnel-FTE		5.0%	5.7%	3.8%	3.8%	3.5%	5.3%
Sub-total of non-sales personnel - FTE		11.7%	15.6%	14.8%	15.0%	18.0%	18.7%

Total - average FTE headcount		22.6%	30.6%	31.3%	34.0%	37.7%	39.3%

% change (twelve months)
Store personnel - FTE		15.2%	15.8%	14.1%	13.7%	10.6%	7.1%
Non-store selling personnel - FTE		-2.4%	44.0%	33.8%	28.1%	24.0%	15.9%
Sub-total of all sales personnel - FTE		13.8%	18.0%	15.8%	15.0%	11.8%	8.0%

Distribution personnel-FTE		6.0%	16.1%	14.1%	12.9%	7.1%	3.1%
Manufacturing personnel - FTE [1]		1.8%	19.0%	16.2%	14.3%	10.8%	6.0%
Administrative personnel - FTE		7.9%	11.7%	7.0%	4.7%	1.4%	-0.4%
Sub-total of non-sales personnel - FTE		6.0%	15.4%	12.5%	10.9%	6.2%	2.7%

Total - average FTE headcount		11.7%	17.4%	15.0%	14.0%	10.4%	6.7%
[1]The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended September 30:

	Nine-month period		Three-month period
	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit	51.5%	52.1%	51.6%	51.9%
Operating and administrative expenses	29.8%	31.1%	29.8%	30.6%
(Gain) loss on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Operating income	21.7%	21.0%	21.9%	21.4%
Interest income	0.0%	0.0%	0.0%	0.0%
Earnings before income taxes	21.7%	21.0%	21.9%	21.4%
Note – Amounts may not foot due to rounding difference.

Gross profit – percentage for the first nine months of 2012 decreased from the same period in 2011. Sequentially, the gross profit percentage was unchanged from the second quarter of 2012.

The gross profit percentage in the first, second, third, and fourth quarters was as follows:

	Q1	Q2	Q3	Q4
2012	51.3%	51.6%	51.6%
2011	52.0%	52.2%	51.9%	51.2%
2010	51.1%	52.1%	51.8%	52.0%

The fluctuations in our gross profit percentages are typically driven by changes in: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized from the day-to-day fluctuations in customer pricing relative to product and freight costs. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. The third component relates to vendor volume allowances. In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third.

We believe a normal gross profit percentage range for our business is 51% to 53%. This is based on our current mix of products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business). Our business operated below our expected gross profit range at the end of 2009, and expanded into the low end of this range during 2010. In the second quarter of 2010, we moved into the middle of the range as the three components of gross profit improved, the contribution being split fairly evenly between the three components. We remained in the middle of the range until the fourth quarter of 2011. In the fourth quarter of 2011, our gross margin felt pressure and dropped to the lower end of the range. This drop was primarily due to changes in our transactional margin (primarily due to changes in product and customer mix), lower vendor incentive gross profit, and lower freight utilization. The latter two items created half of the gross margin drop and are more of a seasonal issue. In the first quarter of 2012, our gross margin improved nominally over the previous quarter. This was primarily caused by the seasonal improvement of vendor volume allowances as rising fuel prices offset our improvements in freight utilization. In the second and third quarters of 2012, our gross margin improved sequentially when compared to the first quarter. Most of this improvement related to improvements in our transactional gross margin. The improvement was partially offset by the weakening of our selling prices in certain foreign markets due to changes in the exchange rate.

Operating and administrative expenses - improved relative to sales in the first nine months and the third quarter of 2012 versus the same periods in 2011.

Historically, our two largest components to operating and administrative expenses have consisted of employee related expenses (approximately 65% to 70%) and occupancy related expenses (approximately 15% to 20%). The remaining expenses cover a variety of items with selling transportation typically being the largest.

The three largest components of operating and administrative expenses grew as follows for the periods ended September 30 (compared to the comparable periods in the preceding year):

	Nine-month period		Three-month period
	2012	2011	2012	2011
Employee related expenses	10.7%	21.3%	6.7%	16.7%
Occupancy related expenses	3.6%	7.7%	4.4%	8.2%
Selling transportation costs	11.3%	23.7%	6.8%	32.4%

Employee related expenses include: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. The increase in the first nine months of 2012 was driven by the following factors: (1) employee headcount, measured on a full-time equivalent basis, grew 6.7%, (2) sales commissions grew, (3) bonus amounts related to our growth drivers grew (this includes items such as industrial vending bonuses and manager minimum pay adjustments), and (4) our profit sharing contribution grew. The increase in the first nine months of 2011 was driven by the following factors: (1) employee headcount, measured on a full-time equivalent basis, grew 17.4%, (2) sales commissions grew (this increase was amplified by stronger sales growth, relative to 2010, which had a meaningful impact on the commission earned and higher gross profit margins), (3) total bonuses earned increased due to our profit growth, (4) hours worked per employee grew, and (5) our profit sharing contribution grew.

Occupancy related expenses include: (1) building rent and depreciation, (2) building utility costs, (3) equipment related to our stores and distribution locations, and (4) FAST SolutionsSM (industrial vending) equipment (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy). The increase in the first nine months of 2012 was driven by (1) a dramatic increase in the amount of FAST SolutionsSM (industrial vending) equipment as discussed earlier in this document, (2) an increase in the number of locations, and (3) increased investment in our distribution infrastructure over the last several years. This increase was partially offset by an absolute drop in the utilities expense due to a drop in natural gas prices during the heating season, a mild winter, and our efforts to lower our energy consumption. The increase in the first nine months of 2011 was driven by the same factors noted above with one exception; in 2011 approximately 50% of the increase was due to rising utility costs.

Our selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in the cost of sales. Selling transportation costs included in operating and administrative expenses increased in the first nine months of 2012; however, that component of the selling transportation costs increased at a rate less than sales growth. The increase in the first nine months of 2012 and 2011 was primarily related to the increase in per gallon fuel costs discussed below and the expansion of our fleet related to additions to our non-store sales personnel, particularly FAST SolutionsSM (industrial vending) vehicles. The increase in the third quarter of 2012 dropped because the per gallon fuel costs remained consistent with the prior year and the number of our industrial vending vehicles had normalized to the prior year; therefore, the increases related primarily to sales activity. Conversely, the increase in the third quarter of 2011 was driven by the dramatic increase in per gallon fuel costs and the ramp up in the number of industrial vending vehicles.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first, second, and third quarters of 2012, our total vehicle fuel costs were approximately $10.6, $10.8, and $10.8 million, respectively. During the first, second, third, and fourth quarters of 2011, our total vehicle fuel costs were approximately $8.6, $10.5, $9.8, and $9.8 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, and changes in the number of other sales centered vehicles as a result of store openings and the expansion of our non-store sales force. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of sales and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4	Annual Average[1]

2012 price
Diesel fuel	$ 3.92	3.98	3.88
Gasoline	$ 3.53	3.73	3.61

2011 price
Diesel fuel	$ 3.60	4.04	3.90	3.87	3.85
Gasoline	$ 3.22	3.78	3.62	3.37	3.50

2010 price
Diesel fuel	$ 2.89	3.06	2.96	3.14	3.01
Gasoline	$ 2.68	2.80	2.71	2.84	2.76

Per gallon price change	Q1	Q2	Q3	Q4	Annual[1]

2012 change
Diesel fuel	8.9%	-1.5%	-0.5%
Gasoline	9.6%	-1.3%	-0.3%

2011 change
Diesel fuel	24.6%	32.0%	31.8%	23.2%	27.9%
Gasoline	20.1%	35.0%	33.6%	18.7%	26.8%
[1]Average of the four quarterly figures contained in the table.

Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.6% and 37.7% for the first nine months of 2012 and 2011, respectively.  As our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.

OPERATIONAL WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at September 30:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2012	2011	2010	2012	2011	2012	2011
Accounts receivable, net	$ 411,033	361,075	301,721	49,958	59,354	13.8%	19.7%
Inventories	$ 675,828	618,149	546,063	57,679	72,086	9.3%	13.2%
Operational working capital[1]	$ 1,086,861	979,224	847,784	107,637	131,440	11.0%	15.5%

Sales in last two months	$ 540,782	504,398	413,053	36,384	91,345	7.2%	22.1%

The growth in accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years with our international business and with large customer accounts has created some difficulty with managing the growth of accounts receivable relative to the growth in sales. This was exaggerated by the short month in September 2012 versus 2011 (19 business days versus 21 days). Our sales growth, for the two-month period, as indicated above is 7.2%; however, our daily sales growth in this period was 12.5%.

Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (4) expanded direct sourcing, (5) expanded exclusive brands (private label), and (6) expanded industrial vending solutions. Items (4), (5), and (6), plus the impact of strong growth with national accounts and international expansion, created most of our inventory growth in the first nine months of both 2012 and 2011.

1 For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventory.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the third quarter of 2012, we generated $98,665 (or 90.3% of net earnings) of operating cash flow; year-to-date, we generated $289,096 (or 89.8% of net earnings) of operating cash flow.  Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2011 and 2012 allowed us to increase our dividend in 2012. We paid our regular semi-annual dividend in the first quarter of 2011; subsequent to this, we declared and paid our 'first' second quarter dividend. With this payment, our board of directors indicated their desire to begin paying quarterly dividends. Our dividends (per share basis) were as follows in 2012 and 2011:

	2012	2011
First quarter	$ 0.17	0.25
Second quarter	$ 0.17	0.13
Third quarter	$ 0.19	0.13
Fourth quarter*	$ 0.21	0.14
Total	$ 0.74	0.65

*The fourth quarter dividend was declared on October 10, 2012, and is payable on November 26, 2012 to shareholders of record at the close of business on October 29, 2012.

STOCK REPURCHASE:

We did not purchase any stock in the first nine months of 2012. We currently have authority to purchase up to 1,800,000 shares.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including the growth in average store sales and profitability expected to result from that strategy (including our belief that we can achieve targeted profitability due to an improvement in our gross margins and a lowering of our operating expenses even if our average store sales do not grow as originally expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of FAST SolutionsSM (industrial vending) and our advantage as a first mover in this area, and our expectations regarding expansion of that business, including our goals regarding our rate of 'machine signings', (4) our expected gross profit range, and (5) our expected future dividend practices. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize or sustain improvements in our gross margins and savings from lowering our operating expenses, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause us to alter our plans to introduce new vending machines or cause us to fail to meet our goals regarding our rate of 'machine signings' or cause industrial vending to be less transformative than expected, (4) our competitors could choose, over time, to open additional locations and to develop their own vending platform which could allow our competitors to replicate our local storefront combined with industrial vending business model mitigating our first mover advantage, (5) changes in our current mix of products, geographies, end markets, and end market uses could impact our expected gross profit range, and (6) changes in our financial condition or results of operations could cause us to modify our expected future dividend practices.  We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2011 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

Assets	(Unaudited) September 30, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$ 195,603	117,676
Marketable securities	27,228	27,165
Trade accounts receivable, net of allowance for doubtful accounts of $6,054 and $5,647, respectively	411,033	338,594
Inventories	675,828	646,152
Deferred income tax assets	13,064	16,718
Other current assets	100,134	89,833
Total current assets	1,422,890	1,236,138

Property and equipment, less accumulated depreciation	483,935	435,601
Other assets, net	12,886	13,209

Total assets	$ 1,919,711	1,684,948

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 84,882	73,779
Accrued expenses	123,179	111,962
Income taxes payable	7,955	2,077
Total current liabilities	216,016	187,818

Deferred income tax liabilities	39,317	38,154

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 296,307,832 and 295,258,674 shares issued and outstanding, respectively	2,963	2,953
Additional paid-in capital	53,038	16,856
Retained earnings	1,589,381	1,424,371
Accumulated other comprehensive income	18,996	14,796
Total stockholders' equity	1,664,378	1,458,976

Total liabilities and stockholders' equity	$ 1,919,711	1,684,948

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited) Nine months ended September 30,		(Unaudited) Three months ended September 30,
	2012	2011	2012	2011

Net sales	$ 2,376,342	2,069,055	802,577	726,742

Cost of sales	1,152,639	992,061	388,202	349,361
Gross profit	1,223,703	1,076,994	414,375	377,381

Operating and administrative expenses	708,322	642,817	238,814	222,257
(Gain) loss on sale of property and equipment	(266)	183	(158)	(101)
Operating income	515,647	433,994	175,719	155,225

Interest income	357	318	117	94

Earnings before income taxes	516,004	434,312	175,836	155,319

Income tax expense	194,184	163,854	66,516	58,521

Net earnings	$ 321,820	270,458	109,320	96,798

Basic net earnings per share	$ 1.09	0.92	0.37	0.33

Diluted net earnings per share	$ 1.08	0.91	0.37	0.33

Basic weighted average shares outstanding	295,964	294,994	296,238	295,144

Diluted weighted average shares outstanding	297,084	295,763	297,179	295,895

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited) Nine months ended September 30,
	2012	2011

Cash flows from operating activities:
Net earnings	$ 321,820	270,458
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	39,153	32,441
(Gain) loss on sale of property and equipment	(266)	183
Bad debt expense	7,240	6,591
Deferred income taxes	4,817	1,134
Stock based compensation	3,450	2,925
Excess tax benefits from stock based compensation	(8,957)	—
Amortization of non-compete agreements	445	445
Changes in operating assets and liabilities:
Trade accounts receivable	(79,679)	(97,533)
Inventories	(29,676)	(60,780)
Other current assets	(10,301)	(13,848)
Accounts payable	11,103	26,365
Accrued expenses	11,217	12,156
Income taxes	14,835	18,163
Other	3,895	(4,519)
Net cash provided by operating activities	289,096	194,181

Cash flows from investing activities:
Purchase of property and equipment	(88,323)	(92,479)
Proceeds from sale of property and equipment	1,102	2,886
Net (increase) decrease in marketable securities	(63)	5,016
(Increase) decrease in other assets	(122)	301
Net cash used in investing activities	(87,406)	(84,276)

Cash flows from financing activities:
Proceeds from exercise of stock options	23,785	7,706
Excess tax benefits from stock based compensation	8,957	801
Payment of dividends	(156,810)	(150,414)
Net cash used in financing activities	(124,068)	(141,907)

Effect of exchange rate changes on cash	305	(643)

Net increase (decrease) in cash and cash equivalents	77,927	(32,645)

Cash and cash equivalents at beginning of period	117,676	143,693

Cash and cash equivalents at end of period	$ 195,603	111,048

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 184,166	145,358
CONTACT: Sheryl Lisowski
         Controller
         507.453.8550